EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

Sprout Foods, Inc.

Neptune Growth Ventures, Inc.

AND

NH EXPANSION CREDIT FUND HOLDINGS LP

DATED AS OF FEBRUARY 10, 2021

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TABLE OF CONTENTS

Page

ARTICLE I	PURCHASE AND SALE	4
1.1	Purchase and Sale	4
1.2	Purchase Price	4
1.3	Closing	5
1.4	Use of Proceeds	5
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLER	6
2.1	Organization	6
2.2	Authorization and Enforceability	7
2.3	Books and Records	7
2.4	Capitalization	7
2.5	Valid Issuance of Shares	9
2.6	No Conflict	9
2.7	Financial Statements	9
2.8	No Undisclosed Liabilities	10
2.9	Absence of Certain Developments	10
2.10	Taxes	12
2.11	Real Property	14
2.12	Tangible Personal Property; Title to Assets; Sufficiency of Assets	14
2.13	Intellectual Property	15
2.14	Contracts	17
2.15	Employee Benefits	18
2.16	Labor	20
2.17	Litigation	22
2.18	Compliance with Laws; Permits	22
2.19	Environmental Matters	23
2.20	Insurance	24
2.21	Receivables	25
2.22	Inventory	25
2.23	Customers and Suppliers	25
2.24	Food Safety	26
2.25	Warranty Liabilities	26
2.26	Related Party Transactions	27
2.27	Full Disclosure	27
2.28	Brokers Fees	27
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER	28
3.1	Organization	28
3.2	Authorization and Enforceability	28
3.3	No Conflicts	28
3.4	Brokers Fees	29

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3.5	Investment Intent	29
3.6	Valid Issuance of Neptune Shares	29
3.7	Public Filings	29
ARTICLE IV	COVENANTS	30
4.1	Further Assurances	30
4.2	Public Announcements	30
4.3	Investment Representations	31
4.4	Board Composition	31
4.5	Management Fee	31
ARTICLE V	CLOSING DELIVERIES	31
5.1	Seller's Closing Deliveries	31
5.2	Buyer's Closing Deliveries	32
ARTICLE VI	INDEMNIFICATION	33
6.1	Indemnification Obligations of Seller	33
6.2	Indemnification Obligations of Buyer	34
6.3	Indemnification Procedures	34
6.4	Survival of Representations and Warranties	36
6.5	Calculation of Losses	37
6.5	Effect of Investigation and Knowledge	36
6.5	Indemnification Payments	37
6.5	Treatment of Indemnification Payments	37
ARTICLE VII	DEFINITIONS; GENERAL PROVISIONS	38
7.1	Certain Definitions	38
7.2	Expenses	46
7.3	Notices	47
7.4	Amendments	48
7.5	Waivers	48
7.6	Severability	48
7.7	Entire Agreement	48
7.8	Assignment and Delegation	49
7.9	Successors and Assigns	49
7.10	Third-Party Beneficiaries	49
7.11	Governing Law	49
7.12	Forum Selection	49
7.13	WAIVER OF JURY TRIAL	49
7.14	Cumulative Remedies	50
7.15	Construction	50
7.16	Gender	50
7.17	Captions	50
7.18	Counterparts	50

STOCK PURCHASE AGREEMENT

this Stock Purchase Agreement (this "Agreement"), dated as of February 10, 2021, is by and among SPROUT FOODS, INC., a Delaware corporation ("Seller"), NH EXPANSION CREDIT FUND HOLDINGS LP, a Delaware limited partnership and the majority stockholder of Seller ("NHEC") and the majority stockholder of Seller ("NHEC"), and NEPTUNE GROWTH VENTURES INC., a Delaware corporation ("Buyer"). Seller, NHEC and Buyer are sometimes referred to in this Agreement collectively as the "Parties" and each individually as a "Party." Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in ARTICLE VIII hereof.

WHEREAS, immediately prior to the Closing, all outstanding shares of preferred stock of Seller were converted into shares of common stock of Seller, in accordance with the Governing Documents of Seller, as evidenced by notices of conversion of preferred stock; and

WHEREAS, at the Closing, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 23,571,840 newly issued, fully paid, and non-assessable shares of common stock, $0.001 par value per share, of Seller (the "Shares"), constituting 50.1% of all the issued and outstanding shares of capital stock of Seller on a fully-diluted basis as of immediately following the Closing (as defined herein) after giving effect to the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties made in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and issue to Buyer, and Buyer shall purchase and acquire from Seller, the Shares.

1.2 Purchase Price. The aggregate consideration for the Shares to be issued to Buyer hereunder (collectively, the "Purchase Price") shall consist of:

(a) Six Million Dollars ($6,000,000) in cash (the "Cash Consideration") to be paid by Buyer to Seller at the Closing in the manner specified in a payment direction letter delivered by Seller prior to the Closing (the “Payment Direction Letter”);

(b) The execution, delivery and issuance by Seller, as maker, of that certain promissory note in the principal amount of Ten Million Dollars ($10,000,000) to NH Expansion Credit Fund Holdings LP ("NHEC"), as payee (the "Note"), which Note shall be subject to the certain guaranty in the form attached hereto as Exhibit A (the "Guaranty"), in favor of NHEC, guaranteeing Seller's payment under the Note; and

(c) A number of newly issued, fully paid, and non-assessable Neptune Common Shares equal to the quotient of (i) Twelve Million Dollars ($12,000,000), divided by (ii) the

Neptune Common Share Value (the "Neptune Shares") to be issued by Neptune to Seller at the Closing in the manner specified in an issuance direction letter delivered by Seller and the Neptune Share Holders prior to the Closing (the “Issuance Direction Letter”), which Issuance Direction Letter shall also include customary investor representations and warranties with respect to the issuance of the Neptune Shares to each of the Neptune Share Holders.

1.3 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated by this Agreement shall take place simultaneously upon the execution and delivery of this Agreement at a closing (the "Closing") to be held remotely by electronic mail and/or facsimile, or at such other time or on such other date or at such other place or by such other method as the Parties may mutually agree upon (the day on which the Closing takes place, the "Closing Date").

1.4 Use of Proceeds. At the Closing, the Parties shall cause and/or hereby direct the following to be done:

(a) Cash Consideration. As more fully detailed in the Payment Direction Letter, the Cash Consideration shall be paid as follows:

(i) $3,094,935.79 of the Cash Consideration will be used by Seller to pay off and satisfy in full at the Closing the total outstanding amount of Indebtedness owed by Seller under the ABL Revolver.

(ii) $500,000.00 of the Cash Consideration will be used by Seller to pay at the Closing the fees and expenses due to certain of Seller's outside advisors and directors for past services rendered, as more particularly set forth in Section 1.4(a)(ii) of the Seller Disclosure Schedule, which lists each such payee, the amount to be paid to each such payee, and a description of the services rendered by each such payee in consideration of such payments.

(iii) $2,405,064.21 of the Cash Consideration will be reserved by Seller to be used for future working capital and general corporate purposes as determined by Seller's board of directors (the "Board") after the Closing.

(b) Note. At the Closing, Seller shall execute, deliver, and issue to NHEC the Note.

(c) Neptune Shares. As more fully detailed in the Issuance Direction Letter, the Neptune Shares shall be issued as follows:

(i) Seller hereby directs Neptune to issue a number of the Neptune Shares having an aggregate Neptune Common Share Value equal to Ten Million Six Hundred Thousand Dollars ($10,600,000) to NHEC.

(ii) Seller and NHEC hereby direct Neptune to issue a number of the Neptune Shares having an aggregate Neptune Common Share Value equal to One Million Four Hundred Thousand Dollars ($1,400,000) to the directors and executives of Seller set forth on Schedule 1.4(c)(ii) (the "Sprout Executives"), such Neptune Shares allocated among the Sprout Executives as set forth on Schedule 1.4(c)(ii).

(iii) In consideration of the Note and the Neptune Shares issued to NHEC pursuant to Sections 1.4(b) and (c) above, a portion of the NHEC Debt in the amount of $20,600,000 is hereby deemed to be paid, satisfied, and retired. The balance of the NHEC Debt in the amount of $9,676,541.01 has been converted to shares of Series D preferred stock of Seller one (1) day prior to the Closing, and such shares of Series D preferred stock of Seller have been converted to shares of Common Stock of Seller as of immediately prior to the Closing.

(iv) The Neptune Shares issued to the Sprout Executives pursuant to Section 1.4(c)(ii) are issued to them as bonuses in connection with the transactions contemplated by this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are specifically disclosed in the written disclosure schedule of Seller, which is dated as of the date of this Agreement and attached hereto (the "Seller Disclosure Schedule"), and arranged in sections corresponding to the numbered and lettered sections contained in this Agreement and attached as a schedule to and made a part of this Agreement (it being agreed that the disclosure of any item in any section or subsection of the Seller Disclosure Schedule will be deemed disclosure with respect to any other representation or warranty of Seller to the extent it would be reasonably apparent to a reasonable person who has read such section and the applicable representations and warranties), Seller represents and warrants to Buyer as follows:

2.1 Organization.

(a) Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its Business as presently conducted and proposed to be conducted. Seller is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 2.1(a) of the Seller Disclosure Schedule sets forth each jurisdiction where Seller is qualified to do business. Seller has not acquired any assets of any other Person (other than in the Ordinary Course), acquired all or substantially all of the assets of any Person, acquired any stock of or any equity security or interest in any Person, or been a party to any merger, consolidation, or reorganization. Seller has made available to Buyer true, correct, and complete copies of the Governing Documents of Seller.

(b) Seller does not own, and never has owned, any equity securities or interests in any Person.

2.2 Authorization and Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and each of the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller. This Agreement and the other Transaction Documents to which Seller is a party constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

2.3 Books and Records. The Books and Records of Seller have been made available to Buyer, are true, correct, and complete, represent actual, bona fide transactions, and have been maintained in accordance with Seller's reasonably sound business practices. The minute book of Seller has been made available to Buyer, contains, to the Knowledge of Seller true, correct, and, since January 1, 2018 complete records of all meetings held and entity action taken by the stockholders, the board of directors, and committees of the board of directors, as applicable, of Seller, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared or are not contained in such minute books.

2.4 Capitalization.

(a) The authorized capital stock of Seller as of immediately following the Closing after giving effect to the transactions contemplated by this Agreement consists solely of 100,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), of which (i) 47,049,576 shares are issued and outstanding, (ii) 44,271,624 shares are issued and outstanding on a fully-diluted, as converted, and as exercised basis, and (iii) 2,777,952 shares are reserved for issuance upon exercise of outstanding stock options issued pursuant to the Equity Incentive Plan.

(b) As of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, (i) all of the issued and outstanding shares of capital stock of Seller have been duly authorized, validly issued, fully paid, and non-assessable, and are owned of record and beneficially as set forth in Section 2.4(b) of the Seller Disclosure Schedule, (ii) all of the issued and outstanding shares of capital stock of Seller have been issued in compliance with all applicable federal and state securities Laws, (iii) none of the issued and outstanding shares of capital stock of Seller have been issued in Breach of any Contract to which Seller or any of its Affiliates is a party or is subject or in Breach of any preemptive or similar rights of any Person, and (iv) all of the Shares have the rights and powers set forth in the Amended and Restated Certificate of Incorporation, the Amended and Restated Stockholders Agreement, and the General Corporation Law of the State of Delaware.

(c) Section 2.4(c) of the Seller Disclosure Schedule sets forth, as of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, all outstanding or authorized (i) stock options under the Equity Incentive Plan and (ii) any other, warrants, convertible securities, or other rights or Contracts of any character relating to the capital stock of Seller or obligating Seller to issue or sell any shares of capital stock of, or any other interest in, Seller, in each case, including the number and kind of securities reserved for issuance on exercise or conversion of any such securities or other rights, the exercise or conversion price of any such securities or other rights, and any applicable vesting schedule for any such securities or other rights. Seller does not have outstanding, authorized, or in effect any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity securities, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity securities. There are no outstanding obligations of Seller to repurchase, redeem, or otherwise acquire any of its capital stock or other equity securities. There are no outstanding or authorized stock appreciation, phantom equity, profit participation, or similar rights with respect to Seller. There are no dividends that have accrued or been declared but are unpaid on the capital stock of Seller. Except as set forth in the Amended and Restated Stockholders Agreement or in the Call Option Agreements, there are no voting agreements, voting trusts, stockholder agreements, proxies, or other Contracts or obligations in effect with respect to the voting, transfer, or sale (including any rights of first refusal, rights of first offer, or drag-along rights), issuance (including any preemptive or antidilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any shares of capital stock or other securities of Seller.

(d) Prior to the Closing, (i) a portion of the NHEC Debt in the amount of $9,676,541.01 was converted to shares of preferred stock of Seller and (ii) all shares of preferred stock of Seller were converted to shares of Common Stock in accordance with the Governing Documents of Seller. As of the Closing, the only class of capital stock of Seller that is authorized, issued, and outstanding is the Common Stock. As of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, Buyer will own the Shares constituting 50.1% of all the issued and outstanding shares of capital stock of Seller on a fully-diluted, as converted, and as exercised basis, entitling Buyer to 50.1% of the total voting power of all shares of capital stock of Seller on a fully-diluted, as converted, and as exercised basis and 50.1% of all amounts distributable to the holders of all shares of capital stock of Seller on a fully-diluted, as converted, and as exercised basis upon liquidation.

(e) Section 2.4(e) of the Seller Disclosure Letter sets forth all Indebtedness of Seller as of the Closing, and for each item of Indebtedness set forth thereon, identifies the debtor, the principal amount as of the Closing, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness. As of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, there will be no NHEC Debt outstanding and no Indebtedness under the ABL Revolver outstanding. Seller does not have any outstanding bonds, debentures, notes, or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Seller on any matter related to Seller. Seller does not guarantee the Indebtedness of any Person.

(f) The Amended and Restated Stockholders Agreement, the Amended and Restated Certificate of Incorporation, and the Amended and Restated Bylaws have been duly amended, restated, adopted, and approved in accordance with the terms and conditions of the applicable Governing Documents of Seller in effect immediately prior to the amendment and restatement thereof, and constitute the only Governing Documents of Seller in effect as of the Closing. The Amended and Restated Certificate of Incorporation has been filed with the Delaware Secretary of State and is effective as of the Closing. Each of the Amended and Restated Stockholders Agreement and the Call Option Agreements constitutes the legal, valid, and binding obligations of each stockholder of Seller (excluding Buyer), enforceable against each such stockholder in accordance with its terms and conditions. The requisite holders of preferred stock of Seller have exercised their right to convert all of the outstanding preferred stock of Seller, and such preferred stock has been converted to Common Stock prior to the Closing in accordance with the Governing Documents of Seller then in effect and have complied with all obligations related thereto necessary to cause such conversion to be effective and binding on them.

2.5 Valid Issuance of Shares. The Shares, when issued at Closing, (a) will be duly authorized, validly issued, fully paid, and nonassessable, (b) will not have been issued in violation of any preemptive or similar rights, (c) will be free and clear of all Liens, other than restrictions on transfer arising under the Amended and Restated Stockholders Agreement upon Buyer's execution and delivery thereof, and (d) will have been issued in compliance with applicable securities Laws.

2.6 No Conflict; Governmental Authorization.

(a) The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the consummation by Seller of the transactions contemplated hereby and thereby, and the compliance by Seller with the provisions hereof and thereof do not and will not: (i) Breach any provision of the Governing Documents of Seller; (ii) Breach any Material Contract to which Seller is a party or Breach any Law or Order by which Seller or any of its properties or assets is bound, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the other Transaction Documents; (iii) require any Consent or other action by, or notice to any Person under, any Material Contract to which Seller is a party; or (iv) result in the creation of any Lien upon the properties or assets of Seller.

(b) The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, require no action by Seller or filing on behalf of Seller with any Governmental Body, other than such filings and consents as may be required solely by reason of Buyer’s participation in the transactions contemplated by this Agreement or by the other Transaction Documents.

2.7 Financial Statements. Included in Section 2.7 of the Seller Disclosure Schedule are complete copies of: (a) the unaudited balance sheet of Seller as of December 31, 2018 and 2019 and November 30, 2020 and the related unaudited statements of income, stockholders' equity, and cash flows of Seller for the fiscal years then ended (the "Annual Financial Statements"); and (b) the unaudited balance sheet of Seller as at November 30, 2020 (the "Balance Sheet," and such date, the "Balance Sheet Date") and the related unaudited statements of income, stockholders' equity, and cash flows of Seller for the one-month period then ended (the "Interim Financial Statements," and together with the Annual Financial Statements, including the related notes and schedules thereto, the "Seller Financial Statements"). The Seller Financial Statements are

complete and correct in all material respects and have been prepared in accordance with GAAP (except as indicated in the notes thereto) applied on a consistent basis throughout the periods indicated, except, in the case of the Interim Financial Statements, for the failure to include the footnotes required by GAAP and subject to normal and non-recurring year-end audit adjustments (which will not be material in the aggregate). The Seller Financial Statements present fairly in all material respects the financial position and results of operations and cash flows of Seller as of the dates and for the periods reflected thereon. To the Knowledge of Seller, there has been no fraud that involves management or other employees who have a significant role in the internal or disclosure controls of Seller.

2.8 No Undisclosed Liabilities. Seller has no Liabilities, except: (a) to the extent specifically reflected and accrued for or specifically reserved against on the Balance Sheet or disclosed in the notes thereto or that are not required to be disclosed on a balance sheet prepared in accordance with GAAP; (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course that are not, individually or in the aggregate, material in amount (and none of which results from, arises out of, relates to, is in the nature of, or was caused by any Breach of Contract, Breach of Law, Breach of warranty, tort, infringement, or strict liability); (c) for Liabilities expressly disclosed in Section 2.8 of the Seller Disclosure Schedule or otherwise disclosed on the Seller Disclosure Schedule so long it is reasonably apparent that a given disclosure discloses a Liability or potential Liability; and (d) for Liabilities incurred in connection with the transactions contemplated by the Transaction Documents.

2.9 Absence of Certain Developments. Since the Balance Sheet Date, Seller has conducted its Business in the Ordinary Course and:

(a) there has not been any event, occurrence, fact, condition, change, or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the Business, properties, results of operations, or condition (financial or otherwise) of Seller;

(b) Seller has not made any declaration or payment of any distributions on or in respect of any of its equity securities or interests, or redemption, purchase, or acquisition of any of its equity securities or interests, or made any other payment to or on behalf of the holder of any of its equity securities or interests, or split, reclassified, or combined any of its equity securities or interests;

(c) Seller has not failed to maintain its assets in the same condition as on the Balance Sheet Date (ordinary wear and tear excepted);

(d) there has not been any damage, destruction, or loss, whether or not covered by insurance, with respect to the property and assets of Seller of more than $5,000 for any single loss or $10,000 in the aggregate for any related losses, or any failure to maintain insurance policies unmodified and without interruption;

(e) Seller has not made any change in the rate, timing, vesting, or funding of compensation, commission, bonus, or other direct or indirect remuneration payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe, or severance benefit, or vacation pay, to or in respect of any director, manager, officer, employee, distributor, or agent, other than changes in the Ordinary Course in the base wages, salaries, or other compensation of its employees other than officers and directors;

(f) Seller has not entered into or amended any employment, consulting, deferred compensation, severance, or similar agreement, or entered into or amended any Contract restricting its right to compete, or taken any action requiring a Consent with respect to the transactions contemplated hereby;

(g) Seller has not entered into any collective bargaining agreement or relationship with any labor organization;

(h) there has not been any change by Seller in accounting or Tax reporting principles, methods, or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any Tax election made by or with respect to Seller;

(i) except for the transactions contemplated by this Agreement and the other Transaction Documents, Seller has not entered into, amended, or terminated any transaction or Contract other than in the Ordinary Course and which, in the aggregate, are not material to Seller;

(j) Seller has not hired or terminated employees or engaged or terminated independent contractors other than in the Ordinary Course, and at a level consistent with past practice;

(k) Seller has not Breached or waived any Breach or any right with respect to any Contract;

(l) Seller has not made any loans, advances, or capital contributions to, or investments in, any Person;

(m) Seller has not mortgaged, pledged, or subjected to any Lien any of its assets, or acquired any assets, or sold, assigned, transferred, conveyed, leased, or otherwise disposed of any assets, except for assets acquired, sold, assigned, transferred, conveyed, leased, or otherwise disposed of in the Ordinary Course;

(n) Seller has not canceled, written off, or compromised any debt or claim or amended, canceled, terminated, relinquished, waived, or released any Contract or any right under any Contract, except in the Ordinary Course;

(o) Seller has not entered into, amended, renewed, terminated, or permitted to lapse any Contract or transaction with any of its Affiliates, or paid to or received from any Affiliate of Seller any amount;

(p) Seller has not made or committed to make any capital expenditures or capital additions or improvements in excess of $5,000 individually or $10,000 in the aggregate outside the Ordinary Course;

(q) Other than as required to convert a portion of the NHEC Debt to shares of preferred Stock of Seller, Seller has not amended any of its Governing Documents, or failed to maintain its existence as a corporation, or failed to qualify or maintain its qualifications in any jurisdiction where it is required to be qualified to do business as a foreign entity;

(r) Seller has not adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law;

(s) Other than as required to convert a portion of the NHEC Debt to shares of preferred Stock of Seller, Seller has not issued any equity or debt securities;

(t) Seller has not (i) incurred or guaranteed any Indebtedness or other Liabilities (other than in the Ordinary Course and none of which results from, arises out of, relates to, is in the nature of, or was caused by any Breach of Contract, Breach of Law, Breach of warranty, tort, infringement, or strict liability) or (ii) discharged, repaid, amended, modified, made payment on, canceled, or compromised any Indebtedness, or discharged or satisfied any Lien;

(u) Seller has not failed to pay any of its Liabilities when due;

(v) Seller has not entered into any compromise or settlement of any Legal Proceeding or any investigation by any Governmental Body;

(w) Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(x) Seller has not made any filings or registrations with any Governmental Body, except routine filings and registrations made in the Ordinary Course;

(y) Seller has not, and has not received notice from any other Person that such Person intends to, accelerate, terminate, not renew, adversely modify, or cancel any Contract to which Seller is a party or by which it is bound;

(z) Seller has not adopted, amended, modified, or terminated any of its Employee Benefit Plans;

(aa) Seller has not introduced any material change with respect to the Business, including with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, the levels of Inventory that it maintains, its marketing techniques, or its accounting methods; and

(bb) Seller has not entered into any Contract to do or perform in the future any actions referred to in this Section 2.9.

2.10 Taxes.

(a) Seller has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct, and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid. Adequate reserves have been established on the Seller Financial Statements to provide for the payment of any Taxes that are not yet due and payable with respect to Seller for taxable periods or portions thereof ending on or before the Balance Sheet Date. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a taxing authority or other Governmental Body with respect to Seller in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that have arisen in connection with any failure (or alleged failure) to pay any Tax or file any Tax Return.

(b) To the Knowledge of Seller, Seller has withheld, and timely paid to the appropriate taxing authority or other Governmental Body, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No waiver or extension of any statute of limitations in respect of Taxes of Seller is currently in effect. None of the Change of Control Payments represents a payment or obligation to make a payment that is not deductible under Section 280G of the Code or includes an obligation to indemnify or "gross up" the recipient of such payment for Taxes imposed by Section 4999 of the Code.

(d) None of the properties or assets of Seller is property which, for Tax purposes, is required to be treated as owned by another Person. Seller is not an obligor on, and none of its assets has been financed directly or indirectly by, any tax-exempt bonds. No property or assets of Seller is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

(e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against Seller. There has not been an audit, examination, or notice of potential examination of any Tax Return filed by Seller.

(f) There is no examination, Legal Proceeding, audit, or claim for refund in progress, pending, proposed or, to Seller's Knowledge, threatened against or with respect to Seller regarding Taxes.

(g) True, correct, and complete copies of all income and sales Tax Returns filed by or with respect to Seller for taxable periods ending on or after December 31, 2017 have been made available to Buyer.

(h) Seller has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) Seller is not subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction.

(j) Seller is not a "foreign person" within the meaning of Code Section 1445 and the Treasury Regulations promulgated thereunder.

2.11 Real Property.

(a) Seller does not own, and never has owned, any real property.

(b) Section 2.11(b) of the Seller Disclosure Schedule sets forth a true, correct, and complete list and brief description of all real property leased, subleased, licensed, or otherwise occupied by Seller (each, a "Leased Real Property" and collectively, the "Leased Real Properties"), which such description in Section 2.11(b) of the Seller Disclosure Schedule includes: (i) the address of each parcel of Leased Real Property; (ii) the use of each Leased Real Property; and (iii) a true, correct, and complete list of all leases, subleases, licenses, or other occupancy agreements and all amendments thereto (each, a "Real Property Lease" and collectively, the "Real Property Leases"). Seller holds good, insurable, and marketable leasehold title to the Leased Real Property leased by it, free and clear of any and all Liens and Liabilities of any nature whatsoever, except for the Permitted Liens.

(c) The Real Property Leases are valid, binding, enforceable, and in full force and effect. Seller has not received any notice of any Breach of any of the Real Property Leases and Seller and, to Seller's Knowledge, each other party thereto, is in compliance with all obligations of such party thereunder. Seller is currently in possession of the Leased Real Properties leased by it and has not subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Properties or any portion thereof. Seller's possession, occupancy, and quiet enjoyment of the Leased Real Property under each Real Property Lease to which Seller is a party has not been disturbed and there are no disputes with respect to any Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a Breach of any such Real Property Lease that has not been redeposited in full. Seller does not owe, and will not owe in the future, any brokerage commissions or finder's fees with respect to any Real Property Lease. Seller has not collaterally assigned or granted any Lien in any Real Property Lease or any interest therein (other than Permitted Liens). Seller has made available to Buyer true, correct, and complete copies of the Real Property Leases. Seller has neither given nor received any notice of termination, cancellation, adverse modification, or non-renewal with respect to any Real Property Lease.

(d) The Leased Real Property constitutes all real property currently used or currently held for use in connection with the Business or that is necessary for the continued operation of the Business as presently conducted.

2.12 Tangible Personal Property; Title to Assets; Sufficiency of Assets.

(a) Section 2.12(a) of the Seller Disclosure Schedule lists all leases of personal property ("Personal Property Leases") relating to personal property used by Seller or to which Seller is a party or by which the properties or assets of Seller are bound. Seller has made available to Buyer true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, and supplements thereto.

(b) Seller has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee. There is no Breach of any Personal Property Lease by Seller or, to Seller's Knowledge, by any other party thereto, and to Seller's Knowledge, no event has occurred, or condition or circumstance exists, that constitutes or could reasonably be expected to constitute a Breach thereof. Seller and, to Seller's Knowledge, each other party to each Personal Property Lease is in compliance with all obligations of Seller or such other party, as the case may be, thereunder.

(c) Seller has good and valid title to, or a valid and binding leasehold interest or license in, all of the rights, properties, and assets used by Seller in its Business as currently conducted and proposed to be conducted, free and clear of all Liens, except Permitted Liens. The rights, properties, and assets of Seller constitute all rights, properties, and assets necessary to conduct its Business as currently conducted and proposed to be conducted. The rights, properties, and assets of Seller are sufficient for the continued conduct of its Business following the Closing in substantially the same manner as currently conducted.

(d) To Seller’s Knowledge, all tangible personal property owned by Seller, and all of the items of tangible personal property used by Seller under the Personal Property Leases: (i) are structurally sound; (ii) are in good operating condition, maintenance, and repair (subject to normal wear and tear given the use and age of such assets); (iii) are usable in the Ordinary Course; (iv) conform to all Laws relating to their construction, use, and operation; and (v) are adequate for the uses to which they are being put. None of such items of tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not significant in nature or cost, and, to Seller’s Knowledge, there are no facts or conditions affecting such tangible personal property that could interfere in any material respect with the use or operation thereof as used or operated for the twelve (12) months preceding the date of this Agreement.

2.13 Intellectual Property.

(a) Seller owns, free and clear of all Liens, except for Permitted Liens, or otherwise possesses legally enforceable rights to use all of the Intellectual Property necessary to conduct the Business as presently conducted and presently proposed to be conducted. The Intellectual Property owned by Seller ("Owned Intellectual Property") and the Intellectual Property licensed to Seller under the Intellectual Property Licenses comprise all of the Intellectual Property that is currently used in the Business by Seller or reasonably required for the continued conduct of the Business as presently conducted and proposed to be conducted.

(b) Section 2.13(b)(i) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks, and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. Section 2.13(b)(ii) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all trademarks, service marks, and logos that are Owned Intellectual Property and not otherwise identified in Section 2.13(b)(i) of the Seller Disclosure Schedule. All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and all Owned Intellectual Property is otherwise valid. Section 2.13(b)(iii) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all licenses or other Contracts (other than Ordinary Course licenses of commercially available software); (A) pursuant to which the use by any Person of Intellectual Property is permitted by Seller; or (B) pursuant to which the use by Seller of Intellectual Property is permitted by any Person (collectively, the "Intellectual Property Licenses"). The Intellectual Property Licenses are valid, binding, enforceable, and in full force and effect. There is no Breach of any Intellectual Property License by Seller or, to Seller's Knowledge, by any other party thereto, and, to Seller's Knowledge, no event has occurred, or condition or circumstance exists, that could reasonably be expected to constitute a Breach thereof. Seller and, to Seller's Knowledge, each other party thereto is in compliance with all obligations under each Intellectual Property License. All software used by Seller is licensed from third parties and used pursuant to, and within the scope of, a valid license or other enforceable right and is not a "bootleg" or otherwise unauthorized version or copy.

(c) The use of the Intellectual Property used in the Business and the continued operation of the Business as presently conducted does not: (i) infringe upon or misappropriate any rights of Intellectual Property of third parties located in the United States; and (ii) to Seller’s Knowledge, infringe upon or misappropriate any rights of Intellectual Property of third parties located outside of the United States. Seller has not received any notice alleging its infringement of any rights of Intellectual Property of third parties. To Seller's Knowledge, no Person has infringed or is infringing any rights of Intellectual Property of Seller or has otherwise misappropriated or is otherwise misappropriating any Owned Intellectual Property.

(d) All officers, employees, consultants, and independent contractors of Seller involved in the development of Owned Intellectual Property have entered into confidentiality, assignment of inventions, and non-compete agreements substantially in the form included in Section 2.13(d) of the Seller Disclosure Schedule, which agreements are sufficient to transfer to Seller all right, title, and interest of such Persons to such Owned Intellectual Property. No current or former employee, consultant, contractor, or any other Person has any right, claim, or interest to any of the Owned Intellectual Property. To Seller’s Knowledge, no employee, consultant, or independent contractor of Seller has been, is, or will be performing services for the Business in Breach of any term of any employment, invention disclosure or assignment, confidentiality, or noncompetition agreement or other restrictive covenant or any Order as a result of such employee's employment in, or such consultant's or independent contractor's engagement to provide services with respect to, the Business.

(e) Section 2.13(e) of the Seller Disclosure Schedule lists the status of any proceedings or actions pending or, to Seller's Knowledge, threatened before any Governmental Body related to any of the Owned Intellectual Property or Intellectual Property License, including the due date for any outstanding response by Seller in such proceedings. Seller has not taken any action or failed to take any action that could result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any Owned Intellectual Property. Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential Owned Intellectual Property.

(f) None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks),

information technology, computers, firmware, middleware, servers, workstations, routers, hubs, websites, data, databases, source code, object code, and other similar or related items of automated, computerized, and/or software systems, and any other networks or systems and related services that are used by or relied on by Seller in the conduct of the Business (collectively, the "Systems") have experienced any material bugs, worms, viruses, embedded faults, malicious devices, Trojan horses, malware, failures, breakdowns or continued substandard performance in the past twelve (12) months that have caused any substantial disruption or interruption in or to the use of any such Systems by Seller. None of the Systems contains any shareware or open source code subject to the general public license or any similar license that would mandate the disclosure or licensing of any Intellectual Property to any other Person in the event such Intellectual Property were used with such code.

(g) Seller has been in the last two (2) years and is currently in material compliance with all applicable data privacy and security Laws and Contract requirements, published privacy policies or statements, and any other policies of Seller concerning data security requirements, privacy policy notice requirements, data security breach requirements, and requirements regarding the use, storage, disclosure, or transfer of personally identifiable information, which includes Protected Health Information, as defined in 45 C.F.R. § 160.103 (collectively, "PII"). No investigation relating to the information privacy or data security practices (including collection, transfer, or use) of Seller is being conducted by any Governmental Body. To Seller’s Knowledge, there has been no data security breach of any Systems, or unauthorized use of any PII that is owned, used, stored, received, or controlled by or on behalf of Seller that was required to be reported to a Governmental Body. No claims are pending or, to Seller's Knowledge, threatened against Seller by any Person alleging a violation of any applicable data privacy and security Laws.

2.14 Contracts.

(a) Section 2.14(a) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all Contracts to which Seller is a party or by which Seller or any of its properties or assets are bound, including (i) each Contract that provides for, or would reasonably be expected to result in, payments by or to Seller in excess of $75,000 in any fiscal year or $150,000 in the aggregate, (ii) that contain any provision or covenant that limits the freedom of Seller to (X) sell any products or services of or to any other Person or in any geographic region, (Y) engage or compete in any line of business or (Z) obtain products or services from any Person (excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations), (iii) all broker, distributor, franchise, agency, sales representative, market research or advertising Contracts, or (iv) any other Contract that is material to the Seller and not previously disclosed pursuant to this Section 2.14(a) (each such Contract set forth or required to be set forth on such Schedule, a "Material Seller Contract").

(b) True, correct, and complete copies of the Material Seller Contracts have been made available to Buyer by Seller. All of the Material Seller Contracts are valid, binding, enforceable, and in full force and effect. Seller and, to Seller's Knowledge, each other party thereto is not in material Breach of any Material Seller Contract, and, to Seller's Knowledge, no event has occurred, or condition or circumstance exists, that could reasonably be expected to constitute a material Breach of any Material Seller Contract by Seller or any other party thereto. There are no disputes pending or, to Seller's Knowledge, threatened under any Material Seller Contract, and

Seller has not asserted or threatened to assert any claim under any Material Seller Contract. No customer has expressed any intent to terminate, cancel, accelerate, adversely modify, or not renew any Material Seller Contract.

2.15 Employee Benefits.

(a) Section 2.15(a) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plans, agreements, arrangements, programs, or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock or other equity interest option, stock or other equity interest purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus, incentive compensation, stock or other equity interest purchase arrangements or policies, hospitalization, medical insurance, life insurance, and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained, or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Seller ERISA Affiliate"), or with respect to which Seller otherwise has or may incur any Liability, for the benefit of any employee, leased employee, stockholder, officer, or director (in each case either current or former) of Seller or any Seller ERISA Affiliate ("Employee Benefit Plans"). Section 2.15(a) of the Seller Disclosure Schedule identifies each Employee Benefit Plan that is principally maintained or sponsored by a professional employer organization. Seller has no Liability or contingent Liability with respect to any plan, arrangement, or practice of the type described in this Section 2.15(a), other than the Employee Benefit Plans set forth in Section 2.15(a) of the Seller Disclosure Schedule.

(b) Seller and each Seller ERISA Affiliate does not participate currently and has never participated in, and is not required currently and has never been required to contribute to or otherwise participate in, any multiemployer plans (as defined in Section 4001(a)(3) of ERISA) or any plans subject to Sections 210(a), 4063, and 4064 of ERISA or Section 413(c) of the Code. No Employee Benefit Plan is or at any time was a "defined benefit plan" as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Seller does not participate currently and has never participated in, and is not required currently and has never been required to contribute to or otherwise participate in, any plan, program, or arrangement subject to Title IV of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Seller does not maintain, sponsor, or have any Liability with respect to a Foreign Pension Plan.

(c) Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code ("Qualified Plans") has received a determination letter from the IRS to such effect (or is embodied in an IRS pre-approved document that is covered by an IRS opinion or advisory letter upon which such Qualified Plan has reliance) and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred with respect to any such plan that could reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3) and the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(d) All contributions, reimbursements, accruals, and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto of Seller for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and on the Books and Records of Seller. No Employee Benefit Plan has any unfunded Liabilities of Seller that are not reflected on the Balance Sheet or on the Books and Records of Seller.

(e) There has been no Breach of ERISA or the Code by Seller with respect to the filing of applicable returns, reports, documents, and notices regarding any of the Employee Benefit Plans with the DOL, the IRS, the PBGC or any other Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(f) True, correct, and complete copies of the following documents, as may be applicable, with respect to each of the Employee Benefit Plans, have been delivered to or made available to Buyer: (i) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service Contracts, group annuity Contracts, insurance Contracts, collective bargaining agreements, and employee handbooks; (ii) the most recent Forms 5500 for the past three (3) years and schedules thereto; (iii) the most recent consolidated financial statements and actuarial valuations for the past three (3) years; (iv) material participant communications for the last three (3) years; (v) the most recent IRS determination letters; (vi) the most recent summary plan descriptions (including letters or other documents updating such descriptions); and (vii) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(g) There are no pending Legal Proceedings that have been asserted or instituted or, to Seller's Knowledge, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or Seller, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims), and, to Seller's Knowledge, there are no facts or circumstances that could form the basis for any such Legal Proceeding. No Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Governmental Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(h) Each of the Employee Benefit Plans complies with its terms and all provisions of applicable Law, including ERISA and the Code, and all reporting requirements have been satisfied on a timely basis.

(i) With respect to each Employee Benefit Plan that is a "group health plan" within the meaning of Section 5000(b)(1) of the Code, each plan sponsor or administrator has, with respect to current and former employees of Seller, complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws. No Employee Benefit Plan provides medical or dental benefits for any current or former employees or other service providers of Seller or its predecessors after termination of employment or other service with Seller or its predecessors other than the rights that may be provided by Law. No former employees of Seller or their covered dependents are receiving COBRA benefit continuation coverage under any group health plan sponsored by Seller.

(j) No "prohibited transaction" within the meaning of ERISA or the Code, or Breach of any duty imposed on "fiduciaries" pursuant to ERISA, has occurred with respect to any Employee Benefit Plan.

(k) Neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby (in each case either alone or in conjunction with any other event) will: (i) result in any payment becoming due to any service provider for any Employee Benefit Plan; (ii) increase any benefits otherwise payable to any service provider of Seller including under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan; or (iv) result in funding or acceleration of funding of any benefit under any Employee Benefit Plan.

(l) No security issued by Seller forms or has formed any part of the assets of any Employee Benefit Plan.

(m) The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not give rise to any Liability for termination of any agreements related to any Employee Benefit Plan.

(n) No amounts payable by Seller in connection with the transactions contemplated by this Agreement under any Employee Benefit Plan or any other Contract will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(o) Each Employee Benefit Plan that purports to provide benefits that qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of such Sections.

(p) With respect to each Employee Benefit Plan, Seller has taken such actions necessary to ensure that no service provider of Seller is subject to taxes or penalties under Section 409A of the Code.

(q) With respect to each Employee Benefit Plan, Seller has taken such actions it is legally required to take to ensure that no service provider of Seller is subject to taxes or penalties under Section 409A of the Code.

2.16 Labor.

(a) Section 2.16(a) of the Seller Disclosure Schedule contains a list of all Persons who are employees, consultants, or contractors of Seller, and sets forth for each such Person the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; and (vi) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act.

(b) Seller is not, and has never been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization or union representing any of its employees, and there are no labor organizations or unions representing, purporting to represent or, to Seller's Knowledge, attempting to represent any employee. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations, or other similar labor activity or dispute affecting Seller or any of its employees. There are no grievances, arbitrations, unfair labor practice charges, or other labor disputes pending or, to Seller's Knowledge, threatened against Seller.

(c) No labor organization, union, or group of employees of Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to Seller's Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving Seller pending or, to Seller's Knowledge, threatened by any labor organization or group of employees of Seller.

(d) There are no Legal Proceedings against Seller pending or, to Seller's Knowledge, threatened or that could reasonably be expected to be brought or filed with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, employment, or termination of employment of any individual or group by Seller.

(e) To Seller's Knowledge, no executive or employee currently has any plans to terminate employment with Seller, or not continue employment with Seller after Closing, independently of or as a result of the transactions contemplated by this Agreement and the other Transaction Documents.

(f) Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of Seller, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wage and hours, overtime compensation, child labor, health and safety, workers' compensation, uniformed services employment, whistleblowers, leaves of absence, and unemployment insurance. All individuals characterized and treated by Seller as consultants or contractors are properly treated as independent contractors under all applicable Laws. There are no Legal Proceedings pending against Seller or, to Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee, consultant, or independent contractor, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or any other employment-related matter arising under applicable Laws. There are no internal complaints or reports by any current or former employee, consultant, or independent contractor pursuant to the anti-harassment policy of Seller that are pending or under investigation. To the extent applicable to Seller, Seller has complied with the Worker Adjustment and Retraining Notification Act, as amended, and any similar state Law.

(g) To Seller’s Knowledge, all employees of Seller are residing and/or working in the United States: (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States; and (ii) in compliance with all applicable Laws relating to immigration and naturalization. No Legal Proceeding has been filed or commenced against Seller or, to Seller's Knowledge, any employees thereof, that: (i) alleges any failure so to comply; or (ii) seeks removal, exclusion, or other restrictions on (A) such employee's ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of Seller to sponsor employees for immigration benefits and, to Seller's Knowledge, there is no reasonable basis for any of the foregoing. To Seller's Knowledge, there is no reasonable basis to believe that any employee of Seller will not be able to continue to so reside and accept employment or be employed lawfully in the United States in accordance with all such Laws. No Legal Proceeding has been commenced against Seller at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

2.17 Litigation. There is no Legal Proceeding pending or, to Seller's Knowledge, threatened: (a) against Seller or to which Seller is a party; (b) against any of the officers, directors, stockholders, or employees of Seller in relation to Seller or the Business; (c) that challenges or seeks to enjoin, prevent, or otherwise delay the transactions contemplated by this Agreement or the other Transaction Documents; or (d) against any current or former director, officer, stockholder, or employee of Seller with respect to which Seller has or is reasonably likely to have an indemnification obligation. For the past three (3) years, Seller has not engaged in any Legal Proceeding to recover monies due to it or for damages sustained by it, and there is no unsatisfied judgment, penalty, or award affecting Seller or its Business. Seller is not subject to any Order of any Governmental Body.

2.18 Compliance with Laws; Permits.

(a) Seller is, and for the past three (3) years has been, in compliance in all material respects with all Laws applicable to it or the ownership, lease, use, occupancy, or operation of its assets or properties or the conduct of the Business. Seller has not received any notice, report, order, demand, request for information, citation, summons, complaint, or directive or other communication from any Governmental Body of or relating to any Breach or alleged Breach of any Law by Seller or by any Person acting on its behalf related to the Business. There is no investigation by a Governmental Body pending against or, to Seller’s Knowledge, threatened against Seller. To Seller’s Knowledge, no event has occurred, or condition or circumstance exists, that could reasonably be expected to result in a material Breach of any applicable Law.

(b) Section 2.18(b) of the Seller Disclosure Schedule contains a true, correct, and complete list of each material Permit that is held by Seller and relates to or is required for the ownership, lease, use, occupancy, or operation of its assets or properties or the conduct of the Business. Each Permit listed or required to be listed in Section 2.18(b) of the Seller Disclosure Schedule is valid and in full force and effect. Seller is, and has been, in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 2.18(b) of the Seller Disclosure Schedule. To Seller's Knowledge, no event has occurred, or condition or circumstance exists, that (A) could reasonably be expected to constitute or result in a Breach of any term or requirement of any Permit identified or required to be identified in Section 2.18(b) of the Seller Disclosure Schedule, or (B) could reasonably be expected to result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit identified or required to be identified in Section 2.18(b) of the Seller Disclosure Schedule. Seller has not received any notice, report, order, demand, request for information, citation, summons, complaint, or directive or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential Breach of any term or requirement of any Permit or any Legal Proceeding related thereto or (B) any actual, proposed, possible, or potential revocation, non-renewal, withdrawal, suspension, cancellation, or termination of, or modification to, any Permit, and, to Seller's Knowledge, there is no reasonable basis for any of the foregoing. All applications required to have been filed for the renewal of the Permits identified or required to be identified in Section 2.18(b) of the Seller Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Body. The Permits identified in Section 2.18(b) of the Seller Disclosure Schedule collectively constitute all of the material Permits necessary to enable Seller to lawfully conduct and operate the Business as presently conducted and to own and use its assets in the manner in which it currently owns and uses such assets.

2.19 Environmental Matters.

(a) Seller, its operations, and the ownership, lease, use, occupancy, and operation of the Leased Real Properties and facilities, are currently, and have been, in material compliance with all Environmental Requirements and Permits issued or required to be issued pursuant to Environmental Requirements or otherwise ("Environmental Permits").

(b) Section 2.19(b) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all: (i) reports of environmental assessments, audits, investigations, and other similar studies or analyses that have been performed by or on behalf of Seller in the last two (2) years, or that are otherwise in Seller's possession, with respect to any real property now or previously owned, leased, occupied, or used by Seller in connection with the Business in the last two (2) years; and (ii) insurance policies issued at any time that may provide coverage to Seller for environmental matters; and in either case of (i) or (ii) above, Seller has made available to Buyer true, correct, and complete copies of such documents. All Liabilities of Seller relating to Environmental Requirements, Environmental Permits, or Hazardous Materials are set forth on the Balance Sheet to the extent required under GAAP.

(c) For the past three (3) years, Seller has not received any notice, notification, report, order, demand, request for information, citation, summons, complaint, or directive or other written communication regarding any actual or alleged Breach of any Environmental Requirements by Seller, or any Environmental Liabilities of Seller, including any investigatory, remedial, cost-sharing, or corrective obligations, relating to it, its Business, or its past or current facilities arising under Environmental Requirements.

(d) There are no Environmental Claims pending or, to Seller's Knowledge, threatened against Seller or any real property owned, leased, used, occupied, or operated by Seller currently or in the past three (3) years, and, to Seller's Knowledge, there are no circumstances, events, or conditions that could reasonably be expected to form the basis of any such Environmental Claim.

(e) To Seller’s Knowledge, none of the following exists at any real property or facility ever owned, leased, used, occupied, or operated by Seller: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; (iv) lead-based paint; (v) mold; (vi) groundwater monitoring wells, drinking water wells, or production water wells; (vii) landfills, surface impoundments, lagoons, or disposal areas; or (viii) wetlands or areas subject to any Environmental Requirement or Law related to wetlands.

(f) For the past three (3) years, Seller has not: (i) treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Material; or (ii) owned, leased, used, occupied, or operated any property or facility that is or has been contaminated by any such substance.

(g) Neither this Agreement nor any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will result in any obligations for site investigation or cleanup, or Consent of any Governmental Body or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Requirements.

(h) None of the Leased Real Property or any other real property or facility owned, leased, used, occupied, or operated by Seller is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System or on any analogous foreign, federal, state, or local list.

(i) Seller has not assumed, undertaken, provided, or agreed to provide an indemnity with respect to, or otherwise become subject to any Liability of any other Person relating to, Environmental Requirements, including any obligation for corrective or remedial action.

(j) Seller has not generated Hazardous Materials and does not currently generate Hazardous Materials that caused or cause Seller to be classified as any type of quantity generator, including a "conditionally exempt small quantity generator," under the Resource Conservation and Recovery Act, or any analogous statutes or regulations, at any facility owned, leased, used, occupied, or operated by Seller.

2.20 Insurance. Section 2.20 of the Seller Disclosure Schedule includes a true, correct, and complete list of all insurance policies owned by Seller, true, correct, and complete copies of which policies have previously been made available to Buyer by Seller. Such policies are in full force and effect, all premiums due thereon have been timely paid, and Seller is not in Breach thereof. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business. Seller has not received any notice of: (i) cancellation, adverse modification, or intent to cancel or increase premiums with respect to such insurance policies nor, to Seller's Knowledge, is there any reasonable basis for any such action; or (ii) any significant changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal or modification of, any such policy. Section 2.20 of the Seller Disclosure Schedule also contains a list of all pending claims and any past claims that have arisen in the past two (2) years with any insurance company with respect to Seller and any instances within the past two (2) years of a denial (or limitation in scope or amount) of coverage or claim of Seller by any insurance company.

2.21 Receivables. The accounts receivable and notes receivable of Seller, including those reflected on the Balance Sheet and arising after the date thereof (to the extent not paid in full by the account debtor prior to the date of this Agreement) are: (a) valid and genuine and have arisen solely in bona fide arm's-length transactions with non-Affiliates for goods and services duly delivered and performed in the Ordinary Course (or, in the case of non-trade receivables, represent amounts receivable in respect of bona fide business transactions); (b) subject to the allowance for doubtful accounts set forth on the Balance Sheet valid and binding obligations of the account debtors without any counterclaims, setoffs, or other defenses thereto; and (c) on terms which provide for collection within ninety (90) days after billing at the full recorded amount thereof less the recorded allowance for collection losses or discounts on the Balance Sheet. A true, correct, and complete list of all accounts receivable and notes receivable of Seller is included in Section 2.21 of the Seller Disclosure Schedule. No account debtor or note debtor is delinquent for payments for more than ninety (90) days. Since the Balance Sheet Date, no account debtor or note debtor has refused or, to Seller's Knowledge, threatened to refuse to pay its obligations to Seller for any reason, or has otherwise made a claim to set-off or similar claim. To Seller's Knowledge, no account debtor or note debtor is insolvent or bankrupt.

2.22 Inventory. Each item of Inventory of Seller is: (a) free of any significant defect or other deficiency, and free and clear of all Liens, except Permitted Liens; (b) owned by Seller, and no Inventory is held on a consignment basis; (c) properly stated on the Balance Sheet (to the extent existing on the Balance Sheet Date) and on the Books and Records of Seller at the lesser of cost or fair market value on a first in, first out basis, in accordance with GAAP; and (d) useable or saleable and not obsolete, and there has been and is no anticipated write-down of such Inventory. All items of Inventory, whether raw materials, work-in-process, or finished goods, and whether or not reflected on the Balance Sheet, consist of a quality, quantity, and condition usable and, as to finished goods, saleable in the Ordinary Course, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. No clearance or extraordinary sale of the Inventory has been conducted in the last three (3) years, and the quantities of each item of Inventory of Seller are not excessive, but are reasonable in the present circumstances of Seller and are sufficient to fulfill all outstanding orders placed in the Ordinary Course. All items of Inventory are factory new and in conformity in all material respects with applicable industry standards and regulations set forth by Law, by relevant Governmental Bodies, or by the relevant customer Contract to which such Inventory relates.

2.23 Customers and Suppliers.

(a) Section 2.23(a) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of the top ten (10) customers of Seller for each of the two (2) most recently ended fiscal years and the dollar amount of sales to each such customer during such period. No such customer has cancelled or otherwise terminated, reduced, or threatened to cancel, not renew, terminate, reduce, or adversely modify its purchases from the Business or its relationship with Seller, nor is there any dispute therewith, and, to Seller's Knowledge, no such event could reasonably be expected to occur.

(b) Section 2.23(b) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of the top ten (10) suppliers of Seller for each of the two (2) most recently ended fiscal years and the dollar amount of purchases from each such supplier during such period. No supplier has cancelled or otherwise terminated, reduced or threatened to cancel, not renew, terminate, reduce, or adversely modify its sales to the Business or its relationship with Seller, nor is there any dispute therewith, and, to Seller's Knowledge, no such event could reasonably be expected to occur.

2.24 Food Safety.

(a) To Seller’s Knowledge, all products produced, manufactured, packaged, labeled, marketed, transported or sold by or on behalf of Seller (the "Products") and Seller is in compliance in all material respects with the applicable provisions of the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the "FDA") thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the "USDA"), the U.S. Federal Trade Commission ("FTC") and the U.S. Department of Transportation ("DOT"), California Health and Safety Code, including but not limited to Proposition 65 without reliance on any exemption codified at 27 California Code of Regulations § 25501), and by state and local laws parallel to federal requirements, and any applicable Law or other comparable requirements established by any state, local or foreign Governmental Body responsible for regulating food products or the manufacture, production, packaging, labeling, transportation, distribution, sale, safety or marketing thereof (such applicable Laws and regulations, together with the FDCA, collectively, the "Food Safety Laws").

(b) (i) Seller has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any market withdrawal relating to an alleged lack of safety or regulatory compliance of any Product, and (ii) for the past two (2) years, Seller has not introduced into interstate commerce an adulterated or misbranded Product under Food Safety Laws, in each case that has given or would give rise to any material liability or financial obligation of Seller.

(c) Seller holds and possesses all required licenses, permits, registrations or other approvals all in good standing which are needed for Seller to conduct all activities under Seller’s direct control, possession or employ regarding the Products.

(d) Seller has not received any notice, notification, report, order, demand, request for information, citation, summons, complaint, inspection, or directive or other communication regarding any actual or alleged Breach of any Food Safety Laws by Seller.

(e) All Product labeled as “organic” or “certified organic” meets all USDA requirements and any other applicable requirements and standards to be labeled as such.

2.25 Warranty Liabilities. To Seller’s Knowledge, all products sold or delivered and services performed by Seller have conformed with all warranties made by Seller, and no Liability for replacement, repair, or re-performance thereof by Seller or other damages collectible from Seller exists in connection therewith, subject only to the reserve for warranty claims set forth on the face of the Balance Sheet as adjusted for operations and transactions through the Closing in the Ordinary Course. There are no warranties made by Seller outstanding with respect to any products currently or previously delivered, manufactured, sold, provided, distributed, shipped, or licensed or any services rendered by Seller beyond those set forth in Section 2.25 of the Seller Disclosure Schedule. Since December 31, 2018, no warranty claims have been made against Seller, and, to Seller's Knowledge, there is no reasonable basis for any warranty claims to be made against Seller. There are no design, manufacturing, or other defects, latent or otherwise, with respect to any such products or services.

2.26 Related Party Transactions. There are no Contracts or other transactions between Seller, on the one hand, and any officer, director, employee, stockholder (including any spouse, parent, sibling, or descendant of any such natural persons, or trust or other entity in which any such natural persons or such other individuals owns or otherwise holds any beneficial interest), or Affiliate of Seller, on the other hand (such Persons, "Related Persons" of Seller). Seller has not loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Related Person of Seller. Neither Seller nor any Related Person of Seller owns any direct or indirect interest in, or controls or is an officer, director, manager, employee, owner, or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in the profits of, any Person that is (a) a competitor, supplier, customer, landlord, tenant, creditor, or debtor of Seller, (b) engaged in a business related to the Business, or (c) a participant in any transaction to which Seller is or has been a party.

2.27 Full Disclosure. No representation or warranty of Seller in this Agreement and no statement in the Seller Disclosure Schedules or any certificate or other document furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

2.28 Brokers Fees. Seller has no Liability to pay any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NHEC

NHEC represents and warrants to Buyer as follows:

3.1 Organization. NHEC is a limited partnership, duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

3.2 Authorization and Enforceability. NHEC has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by NHEC of this Agreement and each of the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of NHEC. This Agreement and the other Transaction Documents to which NHEC is a party have been duly and validly executed and delivered by NHEC. This Agreement and the other Transaction Documents to which NHEC is a party constitute legal, valid, and binding obligations of NHEC, enforceable against NHEC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to such exceptions as are specifically disclosed in the written disclosure schedule of Buyer, which is dated as of the date of this Agreement and attached hereto (the "Buyer Disclosure Schedule"), and arranged in sections corresponding to the numbered and lettered sections contained in this Agreement and attached as a schedule to and made a part of this Agreement (it being agreed that the disclosure of any item in any section or subsection of the Buyer Disclosure Schedule will be deemed disclosure with respect to any other representation or warranty of Buyer to which the relevance of such item is reasonably apparent on its face), Buyer represents and warrants to Seller as follows:

4.1 Organization. Buyer is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

4.2 Authorization and Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each of the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer. This Agreement and the other Transaction Documents to which Buyer is a party constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

4.3 No Conflicts . The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance by Buyer with the provisions hereof and thereof do not and will not: (a) Breach any provision of the Governing Documents of Buyer; or (b) Breach any Contract to which Buyer is a party or Breach any Law or Order by which Buyer or any of its properties or assets is bound, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or the other Transaction Documents. No Consent, Order, waiver, declaration or filing with, or notice to, any Person, including any Governmental Body, is required on the part of Buyer in connection with its execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party, or the compliance by Buyer with any of the provisions hereof or thereof, except in respect of the issuance of Neptune Common Shares pursuant to the Call Option.

4.4 Brokers Fees. Buyer has no Liability to pay any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

4.5 Investment Intent. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Shares.

4.6 Valid Issuance of Neptune Shares. The Neptune Shares, when issued at Closing, (a) will be duly authorized, validly issued, fully paid, and nonassessable, (b) will not have been issued in violation of any preemptive or similar rights, (c) will be free and clear of all Liens, other than the provisions of the Lock-Up Agreement and restrictions on transfer pursuant to applicable securities Laws, (d) will have been issued in compliance with applicable securities Laws, and (e) will, following the expiration of the holding periods set forth in the Lock-Up Agreement and subject to restrictions on transfer pursuant to applicable securities Laws, be freely tradeable on the TSX and NASDAQ public securities exchange markets, or such other securities market on which the Neptune Common Shares are traded.

4.7 Public Filings. Neptune has timely filed or furnished, as applicable, all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with any securities authority since January 1, 2019 (collectively, the "Public Disclosure Documents") on the System for Electronic Document Analysis and Retrieval ("SEDAR") or the Electronic Data Gathering, Analysis, and Retrieval system ("EDGAR") of the Securities and Exchange Commission (the "SEC"). Copies of the Public Disclosure Documents are publicly available in SEDAR or EDGAR, as applicable. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and information circulars or proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Public Disclosure Documents complied as to form in all material respects with the applicable requirements of the applicable Canadian securities Laws, the Securities Act, and the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, and the rules and regulations thereunder applicable to such Public Disclosure Documents. None of the Public Disclosure Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neptune has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable Public Disclosure Documents. Neptune maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act and except as disclosed in the Public Disclosure Documents such controls and procedures are effective to ensure that all material information concerning Neptune is made known on a timely basis to the individuals responsible for the preparation of Neptune’s Public Disclosure Documents and other public disclosure documents. As used in this Section 4.7, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the Autorité des marchés financiers (Québec). Neither Neptune (including any employee thereof) nor Neptune’s independent auditor has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Neptune, except as disclosed in the Public Disclosure Documents, (ii) any fraud, whether or not material, that involves Neptune’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Neptune or (iii) any claim or allegation regarding any of the foregoing. The Neptune Shares are listed for trading on the Toronto Stock Exchange and NASDAQ and the Company is in material compliance with the rules and regulations of each such exchange.

4.8 Acknowledgment. Buyer hereby acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Seller. In entering into this Agreement, the Buyer has relied solely upon their own investigation and analysis and the representations and warranties of the Seller set forth in Article II, and Buyer acknowledges that, other than as set forth in this Agreement (including the Seller Disclosure Schedule), none of the Seller nor any of its respective directors, managers, officers, employees, affiliates, holders of capital stock, members, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer and its agents or representatives prior to the execution of this Agreement.

ARTICLE V
COVENANTS

5.1 Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, or to consummate the transactions contemplated hereby and thereby, each Party shall take such further commercially reasonable action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request; provided, however, that no Party is required to incur any out-of-pocket expense in connection therewith if it may be entitled to indemnity in connection therewith or if it is an obligation of the other Party.

5.2 Public Announcements. Unless otherwise required by applicable Law, Seller shall not, and Seller shall cause its Affiliates, agents, representatives, and professionals to not, make any disclosure or public announcements or otherwise communicate with any news media without the prior written consent of Buyer in respect of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby (including price and terms); provided, that the provisions of this Section 5.2 shall not prohibit (a) any disclosure required by applicable Law,

(b) any disclosure to Seller's representatives in connection with their representation of Seller and its Affiliates in connection with this Agreement and the transactions contemplated hereby, or (c) any disclosure made in connection with the enforcement of any right or remedy relating to the Transaction Documents or the transactions contemplated by this Agreement.

5.3 Board Composition. Effectively immediately upon the Closing, Seller shall cause the Board to be composed of five members, of which (a) three members would be designated and appointed by Neptune, (b) one member would be Seller's then-current CEO, and (c) one member would be designated and appointed by NHEC.

5.4 Management Fee. At the Closing, Seller shall enter into an agreement with Neptune in the form attached hereto as Exhibit B (the "Management Fee Agreement").

5.5 Rule 144. With a view to making available to each Neptune Share Holder the benefits of Rule 144 (“Rule 144”) under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Neptune Share Holders to sell the Neptune Shares to the public without registration, Neptune agrees to use commercially reasonable efforts: (i) to make and keep public information available as those terms are understood in Rule 144, (ii) to file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Securities Act or the Exchange Act pursuant to Rule 144, (iii) as long as any Neptune Share Holder owns any Neptune Shares, to furnish in writing upon such Neptune Share Holder’s request a written statement by Neptune that it has complied with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, and to furnish to such Neptune Share Holder a copy of the most recent annual or quarterly report of Neptune, and such other reports and documents so filed by Neptune as may be reasonably requested in availing such Neptune Share Holder of any rule or regulation of the SEC permitting the selling of any such Neptune Shares without registration, (iv) with respect to the sale of any Neptune Shares by a Neptune Share Holder pursuant to Rule 144 and subject to such Neptune Share Holder providing necessary documentation to meet the requirements of such rule, to promptly furnish, without any charge to such Neptune Share Holder, a written legal opinion of its counsel to facilitate such sale and, if necessary, instruct its transfer agent in writing that it may rely on said written legal opinion of counsel with respect to said sale and (v) to undertake any additional actions commercially necessary to maintain the availability of Rule 144.

ARTICLE VI
CLOSING DELIVERIES

6.1 Seller's Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer and/or Neptune, as applicable, the following:

(a) a stock certificate evidencing the Shares issued in the name of Buyer, in form and substance satisfying the applicable requirements of, and duly executed in accordance with, the Organizational Documents of Seller and applicable Law;

(b) the Third Amended and Restated Stockholders Agreement of Seller in the form attached hereto as Exhibit C (the "Amended and Restated Stockholders Agreement"), duly executed by Seller and the requisite stockholders of Seller;

(c) the Call Option Agreement in the form attached hereto as Exhibit D (the "Call Option Agreement"), duly executed by the requisite stockholders of Seller;

(d) the Lock-Up Agreement in the form attached hereto as Exhibit E (the "Lock-Up Agreement"), duly executed by each Neptune Share Holder;

(e) the Management Fee Agreement, duly executed by Seller;

(f) a file-stamped copy of the Tenth Amended and Restated Certificate of Incorporation of Seller in the form attached hereto as Exhibit F (the "Amended and Restated Certificate of Incorporation") evidencing that it has been filed with the Delaware Secretary of State and is effective as of the Closing, duly certified by the secretary of Seller in the certificate provided below;

(g) a copy of the Fourth Amended and Restated Bylaws of Seller in the form attached hereto as Exhibit G (the "Amended and Restated Bylaws"), duly certified by the secretary of Seller in the certificate provided below;

(h) an Issuance Direction Letter duly executed by each Neptune Share Holder;

(i) a copy of the duly executed Note;

(j) evidence of the conversion of all outstanding shares of preferred stock of Seller to Common Stock, specifically, conversion notices and new stock certificates evidencing the conversion shares of Common Stock);

(k) copies of payoff letters for all Indebtedness of Seller to be paid or satisfied at or in connection with the Closing, including the NHEC Debt and the ABL Revolver, and evidence of the payment, satisfaction, and retirement of such Indebtedness;

(l) a certificate of the secretary of Seller certifying to the accuracy and completeness of and attaching (i) Seller's Governing Documents, (ii) a copy of resolutions duly adopted by the board of directors and the requisite stockholders of Seller approving this Agreement and the Transaction Documents, and (iii) the incumbency of the officer(s) signing this Agreement and the Transaction Documents on behalf of Seller (together with their specimen signatures);

(m) a good standing certificate, dated not more than ten (10) days before the Closing Date, of Seller certified by the Secretary of State of the State of Delaware;

(n) all third-party Consents set forth on Schedule 6.1(n); and

(o) an affidavit described in Section 1445(b)(2) of the Code from Seller in form and substance reasonably satisfactory to Buyer.

6.2 Buyer's Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller or NHEC, as applicable, the following:

(a) the Cash Consideration;

(b) stock certificates evidencing the Neptune Shares issued in the names of the applicable Neptune Stock Holders (it being acknowledged that email or facsimile copies thereof shall constitute delivery at the Closing);

(c) the Guaranty;

(d) the Amended and Restated Stockholders Agreement, duly executed by Buyer;

(e) the Call Option Agreement, duly executed by Buyer;

(f) the Lock-Up Agreement, duly executed by Neptune;

(g) the Management Fee Agreement, duly executed by Neptune;

(h) a certificate of the secretary of Buyer certifying to the accuracy and completeness of and attaching (i) a copy of the resolutions duly adopted by the board of directors of Buyer approving this Agreement and the Transaction Documents, and (ii) the incumbency of the officer(s) signing this Agreement and the Transaction Documents on behalf of Buyer (together with their specimen signatures); and

(i) a good standing certificate, dated not more than ten (10) days before the Closing Date, of Buyer certified by the Secretary of State of Delaware.

ARTICLE VII
INDEMNIFICATION

7.1 Indemnification Obligations of Seller and NHEC. Subject to the provisions of this ARTICLE VII, from and after the Closing, Seller and NHEC, jointly and severally, shall defend, indemnify, and hold harmless Buyer, Neptune, and their respective Affiliates, and each of their respective officers, directors, employees, agents, advisers, and representatives and the respective successors and assigns of any of the foregoing (collectively, the "Buyer Indemnitees") from and against any and all Losses based on, resulting from, arising out of, in connection with, or relating to:

(a) any Breach of, or inaccuracy in, any representation or warranty of Seller or NHEC in this Agreement or any of the other Transaction Documents or any certificate delivered in connection herewith or therewith;

(b) any Breach of, or failure to perform or comply with, any covenant, obligation, or agreement of Seller or NHEC in this Agreement or any of the other Transaction Documents or any certificate delivered in connection herewith or therewith (a “Seller Covenant Breach”);

(c) notwithstanding any disclosure made by Seller in the Seller Disclosure Schedule relating to the Congressional Report or Food Safety Laws, any Legal Proceeding brought by any Person other than a Party based upon, arising out of, or relating to the existence of heavy metals in Seller’s Products, or violations of Food Safety Laws for Products sold on or before the Closing or within twelve (12) months thereafter;

(d) any Legal Proceeding brought by a stockholder of Seller (of any class or series of stock) contesting the due execution, authorization and/or delivery by Seller of the Transaction Documents;

(e) any Taxes of Seller for a Pre-Closing Period;

(f) any Indebtedness of Seller arising prior to the Closing;

(g) any Seller Transaction Expenses or Change of Control Payments; or

(h) any Legal Proceedings identified on Schedule 7.1(h).

7.2 Indemnification Obligations of Buyer. Subject to the provisions of this ARTICLE VII, from and after the Closing, Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates, and each of their respective officers, directors, employees, agents, advisers, and representatives and the respective successors and assigns of any of the foregoing (collectively, the "Seller Indemnitees") from and against any and all Losses based on, resulting from, arising out of, in connection with, or relating to:

(a) any Breach of, or inaccuracy in, any representation or warranty of Buyer in this Agreement or any certificate delivered in connection herewith or therewith; or

(b) any Breach of, or failure to perform or comply with, any covenant, obligation, or agreement of Buyer in this Agreement or any certificate delivered in connection herewith or therewith.

7.3 Indemnification Procedures.

(a) In the case of any claim asserted by a third party (a "Third-Party Claim") against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. The Indemnifying Party shall be permitted to assume the defense (at its cost and expense) of such Third-Party Claim by providing a written notice to the Indemnified Party within fifteen (15) days after its receipt of notice of such claim; provided, however, that: (i) the counsel for the Indemnifying Party who will conduct the defense of such claim or litigation will be subject to the reasonable approval of the Indemnified Party; (ii) the Indemnified Party may participate in such defense at the Indemnified Party's expense (such expense to be borne by the Indemnified Party only at all times during which the Indemnifying Party has properly assumed and maintained such defense); and (iii) except as otherwise provided in this Agreement, the failure by any Indemnified Party to give notice of a Third-Party Claim to the Indemnifying Party as provided in this Agreement shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement (or affect such indemnification obligations), except and only to the extent that, as a result of such failure to give notice, the Indemnified Party is materially prejudiced. If the Indemnifying Party notifies the Indemnified Party of its election to so assume the defense of the Third-Party Claim, it will be conclusively established, for purposes of this Agreement, that the claims made in such Third-Party Claim are within the scope of and subject to indemnification under this ARTICLE VII.

(b) The Indemnifying Party shall not consent or agree to any settlement or entry of any Order with respect to any Third-Party Claim unless (i) the relief for such Third-Party Claim consists solely of money damages and the amount of Losses arising from such Third-Party Claim, together with all other outstanding claims for indemnification by the Indemnified Parties, does not exceed the amount of Losses that, taking into account the provisions hereof, would result in the Indemnified Party's being indemnified for less than all of such Losses, and (ii) such settlement or Order includes as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party and its Affiliates of a general release (without payment by, or cost or expense to, the Indemnified Party) from any and all Liability for such Third-Party Claim. The Indemnified Party shall not consent or agree to any settlement or entry of any Order with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party is not entitled to assume or maintain control of the defense against a Third-Party Claim if: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation, or investigation; (ii) the claim seeks an injunction, specific performance, or any other equitable or non-monetary relief against the Indemnified Party; (iii) such Third-Party Claim includes as named parties both the Indemnifying Party and the Indemnified Party, and either the Indemnifying Party or the Indemnified Party reasonably determines, upon the advice of counsel, that representation of both parties by the same counsel would be prohibited by applicable codes of professional conduct or would otherwise reasonably result in such counsel not adequately representing the interests of both parties in such claim; or (iv) the Third-Party Claim has a reasonable likelihood of resulting in Losses that, taking into account the provisions hereof, would result in the Indemnified Party being indemnified for less than all of such Losses.

(d) If the Indemnifying Party does not assume the defense of a Third-Party Claim within fifteen (15) days after receipt of the written notice thereof from the Indemnified Party described above or if the Indemnifying Party does not have the right to defend such Third-Party Claim pursuant to the provisions of this Section 7.3 or if the Indemnifying Party fails to diligently prosecute or defend such Third-Party Claim, then the Indemnified Party is entitled to defend against any such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third-Party Claim.

(e) The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to applicable confidentiality provisions in this Agreement and subject to the protection of the attorney-client privilege) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(f) With respect to any claim for indemnification hereunder that does not involve a Third-Party Claim, the Indemnified Party will give the Indemnifying Party prompt written notice of such claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount (if known) or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy all or any portion of such claim within fifteen (15) days after receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party disputes such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such fifteen (15) day period. If the Indemnifying Party fails to provide written notice to the Indemnified Party within fifteen (15) days after receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, then the Indemnifying Party will be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim, and shall promptly pay such claim in full. Except as otherwise provided in this Agreement, any failure by an Indemnified Party to give notice as required under this Section 7.3(f) will not affect the indemnification provided hereunder, except and to the extent that the Indemnifying Party has been materially prejudiced as a result of such failure.

7.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that the representations and warranties set forth in Section 2.1 (Organization), Section 2.2 (Authorization and Enforceability), Section 2.4 (Capitalization), Section 2.5 (Valid Issuance of Shares), Section 2.10 (Taxes), Section 2.26 (Related Party Transactions), Section 2.28 (Brokers Fees), Section 4.1 (Organization), Section 4.2 (Authorization and Enforceability), and Section 4.4 (Brokers Fees) (collectively, "Fundamental Representations") and claims arising from fraud shall survive the Closing Date until the sixty first (61st) day following the expiration of the statute of limitations (after giving effect to any waiver, modification, tolling or extension thereof), if any, applicable to the subject matters set forth therein. All covenants shall survive the Closing until performed in full. Notwithstanding the foregoing, all claims brought in accordance with the terms of this ARTICLE VII prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.

7.5 Effect of Investigation and Knowledge. The right to indemnification, payment of Losses, or other remedy based upon Breach of or inaccuracy in any representation or warranty or Breach of or failure to perform or comply with any covenant, obligation, or agreement will not be affected by any investigation conducted with respect to, or knowledge acquired or capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the Breach of, accuracy or inaccuracy in, performance or non-performance of, or compliance or non-compliance with any such representation, warranty, covenant, obligation, or agreement, other than in the case of a Breach arising from a Party’s fraud, in which event any such actual investigation and/or knowledge by the non-Breaching Party shall be considered.

7.6 Calculation of Losses. In calculating the amount of any Losses with respect to any Breach of or inaccuracy in any Non-Fundamental Representation in connection with a claim under this Article VII, all Non-Fundamental Representations shall be read without regard and without giving effect to any Materiality Qualifier contained therein (as if such Materiality Qualifier were deleted from such representation or warranty). For clarity, a Materiality Qualifier shall not be disregarded with respect to any Breach of or inaccuracy in any Fundamental Representations (which are not subject to the Basket or de minimis amount set forth in Section 7.9).

7.7 Indemnification Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within ten (10) days after such final, non-appealable adjudication by wire transfer of immediately available funds. Any amount not timely paid by the Indemnifying Party will bear interest at the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum interest rate permitted by Law; provided that, the interest penalty contemplated by the immediately preceding sentence shall not apply to any Buyer Losses which Buyer elects to recover pursuant to Section 7.9.

7.8 Treatment of Indemnification Payments. The Parties shall treat all indemnification payments made under this Agreement as an adjustment to the Purchase Price to the extent permitted by applicable Law.

7.9 Limitation on Indemnity.

(a) Notwithstanding anything to the contrary set forth herein, but subject to Section 7.8(b) hereof, the Indemnified Party shall not make a claim against Indemnifying Party for indemnification for Losses for Breaches of Non-Fundamental Representations under Section 7.1(a) hereof or for Breaches of representations under Section 7.2(a) unless and until the aggregate amount of Losses exceeds $140,000 (the “Basket”), in which event the Indemnified Party may make a claim for all Losses in excess of the Basket; provided, however, for clarity, the Basket shall not apply to Losses with respect to Breaches of Fundamental Representations or the matters covered under Section 7.1(b)-(g) or Section 7.2(b).

(b) Each Indemnifying Party’s maximum aggregate liability to the Indemnified Party with respect to any Losses pursuant to which indemnification is payable by such Indemnifying Party pursuant to: (A) Section 7.1(a) (other than Breaches of Fundamental Representations) or Section 7.2(a) shall not exceed the Cap Amount (i.e., $2,800,000); and (B) Section 7.1(a) for Breaches of Fundamental Representations, all matters set forth in Section 7.1(b)-(g) and Section 7.2(b) shall not exceed (1) with respect to Seller and NHEC on the hand, or the Buyer, on the other hand, the Purchase Price (i.e., $28,000,000), and (2) with respect to NHEC specifically, and without duplication of the amount referenced in the foregoing (B), $20,600,000; provided that the foregoing limitations in the immediately preceding clauses (A) and (B) shall not apply to any such Losses arising from fraud; provided further that NHEC shall have no liability to the Buyer Indemnitees with respect to any such Losses arising from Seller’s fraud.

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer Indemnitees shall first use commercially reasonable efforts to seek indemnification from Seller for Losses and shall not seek indemnification from NHEC (except for Losses arising from or related to NHEC’s Breach of any representation, warranty or covenant), until and unless Seller fails to comply with its indemnification obligations as required by Section 7.3; provided, however, that Buyer Indemnitees shall be entitled to notify NHEC of any such claim or Third-Party Claim as provided in Section 7.3.

7.10 Right of Set-Off.

(a) Solely in the event that the Call Option is exercised, Buyer shall be authorized to set-off any Buyer Losses which are recoverable under this ARTICLE VII after applying the limitations in Section 7.8 (“Recoverable Buyer Losses”), and for which Buyer has been unable to recover against Seller despite taking all reasonable steps to recover the same, against the aggregate Call Price (as defined in the Call Option Agreement) pursuant to the Call Option Agreement.

(b) For the avoidance of doubt, Buyer’s right of set-off pursuant to this Section 7.9 shall only be available to Buyer in the context of Buyer’s exercise of the Call Option, if ever, and Buyer shall have no other ability to recover Recoverable Buyer Losses against any stockholder of Seller other than NHEC pursuant to this ARTICLE VII.

ARTICLE VIII
DEFINITIONS; GENERAL PROVISIONS

8.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms have the meanings specified in this Section 8.1(a):

"ABL Revolver" means that certain Loan and Security Agreement, dated as of January 10, 2019, by and between eCapital Commercial Finance Corp. (f/k/a Bibby Financial Services, Inc.) and Seller (including all amendments and modifications thereto).

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and in the case of any natural Person includes all family members of such Person.

"Books and Records" means all material books and records of Seller or otherwise relating to the Business, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, financial, accounting and Tax records, and Legal Proceeding files (regardless of the media in which stored).

"Breach" means, with respect to any Contract, Permit, Law, Order, document, representation, warranty, covenant, agreement, or obligation, as applicable, any event, circumstance, action, or omission that, individually or in the aggregate, with or without the giving of notice, the passage of time, or both, conflicts with, violates, triggers a Consent or notice requirement to or from any Person, results in the breach or termination of, constitutes a default under, failure to perform of, infringement of, or noncompliance with, results in an acceleration of, constitutes a change of control under, or creates in any party the right to accelerate, terminate, revoke, modify, or cancel (or exercise any remedy under) such Contract, Permit, Law, Order, document, representation, warranty, covenant, agreement, or other binding obligation.

"Business" means the business of Seller as previously conducted or as conducted as of the Closing.

"Business Day" means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

"Call Option" means the call option granted to Buyer under the Call Option Agreement.

"Cap Amount" means $2,800,000.

"Change of Control Payments" means any and all bonuses or other obligations or payments arising or payable as a result of or in connection with the transactions contemplated by this Agreement or the other Transaction Documents (whether due at or after the Closing, with or without the passage of time or occurrence of other events, or otherwise), including the Neptune Shares issued to the Sprout Executives pursuant to Section 1.4(c)(ii).

"Code" means the Internal Revenue Code of 1986, as amended.

“Congressional Report” means that certain report dated February 4, 2021 by the US House of Representatives, Subcommittee on Economic and Consumer Policy Committee on Oversight and Reform, and the contents referenced therein, including related to claims regarding baby food testing.

"Consent" means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, License, exemption, or Order of, registration, certificate, declaration, or filing with, or report or notice to, any Person, including any Governmental Body.

"Contract" means any written or binding oral contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, arrangement or commitment.

"DOL" means the United States Department of Labor.

"Dollar or $" means United States Dollars.

"EBITDA" means, with respect to any period, the net income before interest, income taxes, depreciation, and amortization of the Business for such period, determined in accordance with GAAP as consistently applied; provided, however, the calculation of EBITDA shall be adjusted as follows.

"Environmental Claim" means any claims relating in any way to any Environmental Requirements, Environmental Permits, or Environmental Liabilities, including: (i) any and all claims by Governmental Bodies for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any applicable Environmental Requirement; and (ii) any and all claims by any Person relating to any Environmental Liability, Environmental Requirement, or Environmental Permit seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief or arising from alleged injury or threat of injury to health, safety, or the environment, including surface waters, groundwaters, soil, subsurface strata, and ambient air.

"Environmental Liabilities" means any and all Losses and Liabilities relating to, based upon, or arising in connection with any act or omission with respect to environmental, health, or safety conditions, or relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to or cleanup of any Hazardous Materials or other substances.

"Environmental Requirement(s)" means any Law previously, now or hereafter in effect in any way or any other requirement relating to the environment, prevention or control of spills or pollution, preservation or reclamation of natural resources, natural resources damages, Hazardous Materials release or exposure, protection of human health and safety, or other environmental matters, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of, any Hazardous Materials. For clarity, Environmental Requirements include any requirements set forth in the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Right-To-Know Act, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Safe Drinking Water Act, the Lead-Based Paint Exposure Reduction Act, the National Environmental Policy Act, and the Occupational Safety and Health Act, and all Laws of a similar nature, each as amended.

"Equity Incentive Plan" means Seller's Option Plan.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Foreign Pension Plan" means any plan, fund, or other similar program established, sponsored, or maintained outside of the United States of America by Seller, or with respect to which Seller has any Liability, primarily for the benefit of employees or other service providers residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governing Documents" means, with respect to any particular Person: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles or certificate of organization or formation and operating agreement or limited liability company agreement; (v) if another type of Person that is an entity, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of such Person; (vi) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, and other agreements and documents relating to the organization, management, or operation of any Person or relating to the rights, duties, and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing items set forth in clauses (i) through (vi) of this definition.

"Governmental Body" means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local, or foreign, or any agency, instrumentality, or authority thereof, or any court or arbitrator (public or private) or tribunal, including the Occupational Safety and Health Administration, the Department of Transportation, the DOL, the Bureau of Alcohol, Tobacco, Firearms and Explosives, and any federal or state law enforcement agency.

"Hazardous Material(s)" means any substance, material, or waste that is regulated by the United States, the foreign jurisdictions in which Seller conducts business, or any state, local, or foreign Governmental Body including petroleum and its by-products and degradation products, fuel oil, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic natural gas useable for fuel, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance that is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "special waste," "toxic material," "toxic waste," or "toxic substance," or any substance the presence, use, handling, storage, or disposal of which is prohibited under any provision of any Environmental Requirement.

"Indebtedness" means, without duplication: (i) all obligations for borrowed money (whether or not contingent); (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) all obligations under swaps, hedges, or similar instruments; (iv) all obligations in respect of letters of credit, surety bonds, or bankers' acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance, or bonus plans or arrangements, Employee Benefit Plans, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby; (vi) all obligations secured by a Lien; (vii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination thereof; (viii) all obligations for the acquisition of debt or equity securities or interests or the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (ix) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (x) all accrued interest, prepayment premiums, fees, penalties, expenses, and other amounts payable in respect of any of the foregoing items set forth in clauses (i) through (ix) of this definition; and (xi) all guaranties and similar obligations in connection with any of the foregoing items set forth in clauses (i) through (ix) of this definition.

"Intellectual Property" means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential or valuable information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, training materials, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary, confidential and intangible material; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

"Inventory" means, with respect to any Person, all instruments and inventory, finished goods, raw materials, work in process, packaging, supplies, parts, finished goods, and other inventories of such Person.

"IRS" means the United States Internal Revenue Service.

"Law" means any federal, state, local, or foreign law, statute, code, ordinance, rule, regulation, ordinance, common law, order, constitution, treaty, or other requirement or rule of law of any Governmental Body, or judicial decision having the force or effect of Law.

"Legal Proceeding" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, audit, charge, complaint, demand, hearing, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Liability" means any damage (whether consequential, incidental, exemplary, special, punitive, or otherwise), claim, liability, obligation, loss (whether lost business opportunity or measured as a multiple of earnings, book value, lost profits, revenues, cash flow, or otherwise), fines, costs, expenses, charges, interest, penalties, or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise).

"Lien" means any lien (statutory or other), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction, or any other encumbrance, restriction, or limitation whatsoever.

"Losses" means any and all claims, Liabilities, obligations, losses, fines, costs, expenses, charges, interest, penalties, diminution in value, lost profits, proceedings, deficiencies, Actions, judgments, awards, and damages, including all reasonable fees and disbursements of counsel and other professionals incurred in the investigation or defense of any of the same or in asserting and enforcing any of their respective rights hereunder.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or is reasonably likely to become, individually or in the aggregate, material adverse to the condition (financial or otherwise), business, assets, Liabilities or results of operations of Seller, excluding any effect to the extent resulting from (i) changes in general economic or political conditions, including the credit, debt financial or capital markets, (ii) changes (including changes of applicable Law and regulatory changes) or conditions generally affecting the industry in which Seller operates, (iii) acts of war, sabotage or terrorism or natural disasters involving the United States of

America or any other jurisdiction in which the Company operate, (iv) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby, or the identity of Buyer as the purchaser, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability, (v) the taking of any action (or inaction) (A) requested by Buyer or (B) expressly required by the transactions contemplated hereby, (vi) the failure to meet internal projections, forecasts or predictions (provided that subclause (vi) shall not prevent an assertion that any fact, effect, change, event or development that resulted in such failure constitutes or contributed to a Material Adverse Effect), or (vii) any reduction in the price of services or products offered by Seller in response to the reduction in price of comparable services or products offered by a competitor; provided, however, that any event, occurrence, fact, condition or change referred to in clause (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller compared to other participants in the industry in which Seller conducts its Business.

"Materiality Qualifier" means any qualifications in a representation or warranty referencing the terms "material," "materiality," "material adverse effect," "in all material respects," or words of similar import.

“Neptune” means Neptune Wellness Solutions Inc., a Quebec corporation.

"Neptune Common Share Value" means $1.78.

"Neptune Common Shares" means the common shares, no par value per share, of Neptune.

"Neptune Share Holder" means NHEC and each Sprout Executive issued Neptune Common Shares in accordance with Section 1.4, in each case in such Person's capacity as a holder of such Neptune Common Shares.

"NHEC Debt" means the Indebtedness owed by Seller to NHEC as of the Closing (to be fully satisfied prior to or at Closing as herein provided) under the NHEC Loan Documents in the total outstanding amount of principal and accrued and unpaid interest equal to $30,276,541.01.

"NHEC Loan Documents" means that certain Amended and Restated Note and Warrant Purchase and Security Agreement, by and among Seller, the “Guarantor” parties thereto and NHEC, dated as of June 28, 2019, as amended, together with all related documents thereto.

"Non-Fundamental Representations" means all representations and warranties other than the Fundamental Representations.

"Order" means any order, judgment, decree, ruling, injunction, writ, assessment, or arbitration award of a Governmental Body.

"Ordinary Course" means the ordinary course of the Business consistent with past custom and practice (including with respect to frequency and amount).

"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

"Permit" means any approval, Consent, license, certificate, franchise, accreditation, permit, waiver, variance, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.

"Permitted Liens" means: (i) liens for real estate Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed in this Agreement and for which there are adequate accruals or reserves on the Balance Sheet; (ii) liens arising under equipment leases with third parties set forth in the Seller Disclosure Schedule, that were entered into in the Ordinary Course and that are not, individually or in the aggregate, material to the Business or the assets of Seller; (iii) that certain Notice of State Tax Lien, Certificate No. G002444274, filed by the State of California Employment Development Department on July 16, 2020, in the aggregate amount of $428.82, (iv) that certain Notice of State Tax Lien, Certificate No. G002532784, filed by the State of California Employment Development Department on December 14, 2020, in the aggregate amount of $8,475.91; and (v) that certain UCC Financing Statement, Filing Number 17-7621794074, filed by Corporation Service Company on behalf of CircleUp Credit Advisors LLC on December 13, 2017.

"Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

"Post-Closing Period" means any Tax period beginning and ending after the Closing Date and the portion of any Straddle Period that ends after the Closing Date.

"Pre-Closing Period" means any Tax period beginning prior to the Closing Date and ending on or prior to the Closing Date and the portion of any Straddle Period that ends on the Closing Date.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller Transaction Expenses" means any and all: (i) legal, accounting, consulting, investment banking, agent, brokers' and finders', and other similar fees, costs, and expenses of Seller and related to the negotiation, preparation, and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and (ii) amounts payable to obtain any Consents required to be listed in Section 2.5 of the Seller Disclosure Schedule.

"Seller's Knowledge" or words of similar effect, regardless of case, means, with respect to Seller, the knowledge of Lincoln Isetta, Capp Culver, Sarah Tynan, Zach Maodus or any officer or director of Seller that any one or more of them has or should reasonably have, after having made a reasonably diligent inquiry of the Books and Records and relevant personnel of Seller.

"Straddle Period" means any taxable period that begins before and ends after the Closing.

"Tax" or "Taxes" means any federal, state, provincial, local, or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth,

capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local, or foreign Law), real property, personal property, ad valorem, intangibles, escheat, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties, or additions to tax attributable to the foregoing. The term "Tax" or "Taxes" also includes any Liability for Taxes of any Person pursuant to any tax sharing agreement, tax indemnity agreement, or any Contract (other than any Contract arising in the Ordinary Course, the primary purpose of which is unrelated to Taxes), or pursuant to any applicable Law, including Treasury Regulations Section 1.1502-6 or otherwise.

"Tax Return" means any return, report, declaration, form, filing, claim for refund, or information return or statement relating to Taxes that is required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

"Transaction Documents" means this Agreement, the Amended and Restated Stockholders Agreement, the Call Option Agreement, the Lock-Up Agreement, the Note, the Guaranty, the Payment Direction Letter, the Issuance Direction Letter, and the Management Fee Agreement.

"Treasury Regulations" means the regulations promulgated under the Code, including temporary and proposed regulations.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Defined Term Section

Addressee Section 8.3

Agreement Preamble

Amended and Restated Bylaws Section 6.1(g)

Amended and Restated Certificate of Incorporation Section 6.1(f)

Amended and Restated Stockholders Agreement Section 6.1(b)

Annual Financial Statements Section 2.7

Balance Sheet Section 2.7

Balance Sheet Date Section 2.7

Board Section 1.4(a)(iii)

Buyer Preamble

Buyer Disclosure Schedule ARTICLE III

Buyer Indemnitees Section 7.1

Call Option Agreement Section 6.1(c)

Cash Consideration Section 1.2(a)

Closing Section 1.3

Closing Date Section 1.3

Common Stock Section 2.4

EDGAR Section 4.7

Employee Benefit Plans Section 2.11(b)

Environmental Permits Section 2.19(a)

ERISA Section 2.15(a)

FDA Section 2.24(a)

Food Authorities Section 2.24(a)

Food Safety Laws Section 2.24(a)

Fundamental Representations Section 7.4

Guaranty Section 1.2(b)

Indemnified Party Section 7.3(a)

Indemnifying Party Section 7.3(a)

Intellectual Property Licenses Section 2.13(b)

Interim Financial Statements Section 2.7

Investor Agreements Section 5.3

Leased Real Property(ies) Section 2.11(b)

Lock-Up Agreement Section 6.1(d)

Management Fee Arrangement Section 5.5

Neptune Shares Section 1.2(c)

NHEC Preamble

Note Section 1.2(b)

Notice Section 8.3

Owned Intellectual Property Section 2.13(a)

Party(ies) Preamble

Personal Property Leases Section 2.12(a)

PII Section 2.13(g)

Products Section 2.24(a)

Public Disclosure Documents Section 4.7

Purchase Price Section 1.2

Qualified Plans Section 2.15(c)

Real Property Lease(s) Section 2.11(b)

Related Persons Section 2.26

SEC Section 4.7

SEDAR Section 4.7

Seller Preamble

Material Seller Contract Section 2.14(a)

Seller Disclosure Schedule ARTICLE II

Seller ERISA Affiliate Section 2.15(a)

Seller Financial Statements Section 2.7

Seller Indemnitees Section 7.2

Shares Recitals

Specified Courts Section 8.12

Sprout Executives Section 1.4(c)(ii)

Systems Section 2.13(f)

Third Party Claim Section 7.3(a)

Third-Party Beneficiaries Section 8.10

USDA Section 2.24(a)

8.2 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own fees, costs, and expenses (including legal, accounting, consulting, and investment advisory fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be paid by Seller.

8.3 Notices. Each Party giving or making any notice, request, consent, approval, claim, waiver, demand, or other communication (each, a "Notice") under this Agreement shall give the Notice in writing and use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (a) personal delivery; (b) registered or certified mail (in each case, return receipt requested and postage prepaid); (c) nationally recognized overnight courier (with all fees prepaid); or (d) email. Any Party giving a Notice shall address the Notice to the receiving Party (or to the appropriate person at the receiving Party, if an entity) (the "Addressee") at the address or email address (as applicable) set forth at the end of this Section or to another Addressee or another address or email address (as applicable) as designated by a Party in a Notice under this Section 8.3. Except as provided elsewhere in this Agreement, a Notice is effective only if the Party giving the Notice has complied with this Section 8.3 and if the Addressee has received the Notice. A Notice is deemed to have been received as follows: (i) if a Notice is delivered in person, or sent by registered or certified mail, or nationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; (ii) if a Notice is sent by email, upon receipt by the Party giving the Notice of confirmation of transmission; and (iii) if the Addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon the rejection, refusal, or inability to deliver.

If to Buyer, to:

Neptune Wellness Solutions Inc.

100-545 Promenade du Centropolis

Laval, Quebec H7T 0A3

Canada

Attn: Toni Rinow, CFO and Global COO

Email: t.rinow@neptunecorp.com

with a copy (which shall not constitute notice) to:

Akerman LLP

201 E. Las Olas Boulevard
Suite 1800

Fort Lauderdale, Florida 33301

Attention: Rick J. Fucci, Esq.

Email: rick.fucci@akerman.com

If to Seller, to:

Sprout Foods, Inc.

50 Chestnut Ridge Road, Suite 205

Montvale, New Jersey

Attn: Capp Culver

Email: CCulver@SproutFoods.com

with a copy (which shall not constitute notice) to:

Giannuzzi Lewendon, LLP

411 West 14th Street, 4th Floor

New York, New York 10014

Attn: Nicholas L. Giannuzzi, Esq.

Email: Nick@gllaw.us

8.4 Amendments. The Parties may amend this Agreement only by a written agreement of the Parties that each Party signs and that identifies itself as an amendment to this Agreement.

8.5 Waivers. The Parties may waive any provision of this Agreement only by a writing executed by the Party or Parties against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or in requiring the satisfaction of any condition under this Agreement, and no act, omission, or course of dealing between the Parties, operates as a waiver or estoppel of any right, remedy, or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that the waiver is given and is not to be construed as a waiver on any future occasion or against any other Person.

8.6 Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, then the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

8.7 Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the final and entire agreement between the Parties and is the complete and exclusive expression of the Parties' agreement on the matters contained in the Transaction Documents. All prior and contemporaneous negotiations, understandings, letters of intent, term sheets, agreements, representations, and warranties, both written and oral, between the Parties on the matters contained in the Transaction Documents are expressly merged into and superseded by the Transaction Documents. In entering into this Agreement, no Party has relied upon any statement, representation, warranty, or agreement of the other Party except for those expressly contained in this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. There are no conditions precedent to the effectiveness of this Agreement, other than those expressly stated in this Agreement.

8.8 Assignment and Delegation. No Party may assign any of its rights or delegate any of its performance under or relating to this Agreement, voluntarily or involuntarily, whether by operation of Law or any other manner, without the prior written consent of the other Party. Notwithstanding the effect of the immediately preceding sentence, each of Buyer and Seller may assign its rights under this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of its business in any form of transaction without the consent of any other Party, provided that such assignment shall not relieve such Party of its obligations hereunder. Any purported assignment of rights or delegation of performance in violation of this Section is null and void.

8.9 Successors and Assigns. This Agreement binds and benefits the Parties and their respective permitted successors and permitted assigns.

8.10 Third-Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties. Notwithstanding the immediately preceding sentence, this Agreement confers rights and remedies upon the Indemnified Parties as set forth in this Agreement (those Persons who are not Parties are referred to in this Section as "Third-Party Beneficiaries"). However, the Parties reserve the right and power to amend this Agreement in accordance with its terms without the consent of any of the Third-Party Beneficiaries.

8.11 Governing Law. The Laws of the State of Delaware (without giving effect to its conflict of Laws principles) govern all matters arising out of or relating to this Agreement and the transactions contemplated by this Agreement, including the validity, interpretation, construction, performance, and enforcement of this Agreement.

8.12 Forum Selection. Any Party bringing a legal action or proceeding against any other Party arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall bring the legal action or proceeding in the United States District Court for the Southern District of Florida or in any court of the State of Florida sitting in Broward County (the "Specified Courts"). Each Party waives, to the fullest extent permitted by applicable Law, (a) any objection that the Party may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement brought in any of the Specified Courts and (b) any claim that any action or proceeding brought in any of the Specified Courts has been brought in an inconvenient forum. Each Party submits and consents to the exclusive jurisdiction of the Specified Courts and their respective appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

8.13 WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY APPLICABLE LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

8.14 Cumulative Remedies. Except as otherwise set forth in this Agreement, all of the rights and remedies of each Party are cumulative and are in addition to any other right or remedy set forth in this Agreement or in any other agreement between the Parties, or that may now or subsequently exist at Law or in equity or by statute or otherwise.

8.15 Construction.

(a) As used in this Agreement: (i) the words "include," "includes," and "including" are deemed to be followed by the words "without limitation"; and (ii) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole.

(b) The definitions given for any defined terms in this Agreement apply equally to both the singular and plural forms of the terms defined.

(c) Any reference in this Agreement to: (i) Articles, Sections, subsections, clauses, schedules, and exhibits means the Articles, Sections, subsections, and clauses of, and schedules and exhibits attached to, this Agreement; (ii) an agreement, instrument, or other document means that agreement, instrument, or other document as amended, supplemented, and modified from time to time in accordance with its terms; and (iii) a statute means that statute as amended from time to time and includes any successor legislation to that statute and any rules and regulations promulgated under that statute, unless this Agreement expressly provides otherwise in the context in which the particular reference is made.

(d) The exhibits and schedules, if any, attached to this Agreement are to be construed with, and as an integral part of, this Agreement to the same extent as if they were fully set forth in this Agreement.

(e) This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(f) The phrases "delivered" or "made available" mean that the information referred to has been physically or electronically delivered as of the applicable date to the relevant parties or their respective representatives, including in the case of "made available" to Buyer, material that has been posted in the "data room" (virtual or otherwise) established for purposes of this transaction and made visible to Buyer and its representatives on or before the day immediately preceding the date of this Agreement.

8.16 Gender. Wherever from the context it appears appropriate, any reference in this Agreement to the neuter gender includes the masculine, feminine, and neuter gender.

8.17 Captions. The descriptive headings of the Articles, Sections, and subsections of this Agreement are for convenience only, do not constitute a part of this Agreement, and do not affect the construction or interpretation of this Agreement.

8.18 Counterparts. The Parties may execute this Agreement in multiple counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which is deemed an original, and all of which, collectively, constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile, email or other means of electronic transmission is as effective as executing and delivering this Agreement in the presence of the other Parties. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. In proving this Agreement, a Party must produce or account for only the executed counterpart of the Party to be charged.

* * * * *

IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed by or on behalf of each Party as of the day first written above.

SELLER:

SPROUT FOODS, INC.

By: /s/ Capp Culver

Name: Capp Culver

Title: Chief Executive Officer

NHEC

NH EXPANSION CREDIT FUND HOLDINGS LP

By: MS Expansion Credit GP, L.P., its General

Partner

By: MS Expansion Credit GP Inc., its General

Partner

By: /s/ William T. Reiland

Name: William T. Reiland

Title: Managing Director

BUYER

NEPTUNE GROWTH VENTURES, INC.

By: /s/ Toni Rinow

Name: Toni Rinow

Title: Treasurer and Chief Operating Officer

56467466;1